UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2009

GEORGIA-CAROLINA BANCSHARES, INC.
 (Exact name of registrant as specified in its charter)

Georgia	0-22981	58-2326075
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3527 Wheeler Road, Augusta, Georgia	30909
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 731-6600

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements with Certain Officers.

(e) On June 24, 2009, First Bank of Georgia (the “Bank”), a wholly-owned subsidiary of Georgia-Carolina Bancshares, Inc. (the “Company”), entered into a severance protection agreement (the “Severance Agreement”) with Thomas J. Flournoy, Senior Vice President and Chief Financial Officer of the Company and the Bank. Pursuant to the terms of the Severance Agreement, the Bank must pay Mr. Flournoy an amount equal to two times the rate of his annual regular compensation as in effect immediately prior to a change in control if, during the three-year period immediately following a change in control, Mr. Flournoy’s employment with the Bank is terminated either:

(1) by the Bank for no reason or for any reason other than as a result of (a) the gross negligence or willful misconduct by Mr. Flournoy, (b) the conviction of Mr. Flournoy of any crime involving breach of trust or moral turpitude, (c) a consistent pattern of failure by Mr. Flournoy to follow reasonable written instructions of his supervisor or the board of directors of the Bank or Company, or (d) receipt by the Bank or the Company of any written notice from specified regulatory agencies requiring the removal of Mr. Flournoy; or

(2) by Mr. Flournoy as a result of, and within 90 days following, (a) a reduction in Mr. Flournoy’s rate of regular compensation from the Bank to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, (b) a requirement that Mr. Flournoy relocate to a county other than Columbia, McDuffie or Richmond County, Georgia or (c) a reduction in Mr. Flournoy’s duties, title and/or responsibilities, as were previously set prior to the change in control.

A change of control is generally defined in the Severance Agreement as the first to occur of the following: (1) the effective date of a transaction or series of transactions pursuant to which the Company or one or more of the Company’s subsidiaries merges or becomes a subsidiary of another entity, or substantially all of the assets of the Company are sold to or acquired by another person or group of persons acting in concert who are not members of the present board of directors of the Company; (2) the date upon which a person or group of persons acting in concert becomes a direct or indirect beneficial owner of shares of stock of the Company representing more than 25% of the votes then entitled to be cast at an election of directors of the Company; or (3) the date upon which the persons who were members of the board of directors of the Company as of the date of the Severance Agreement (the “Original Directors”) cease to constitute a majority of the board of directors of the Company; provided, however, that any new director whose nomination or selection has been approved by the unanimous affirmative vote of the Original Directors will be deemed an Original Director.

Within 90 days after a change of control (as defined above), Mr. Flournoy may terminate his employment and the Bank must pay him an amount equal to his regular annual compensation as in effect immediately prior to such change in control. A change in control is also defined in the Severance Agreement to include, solely for the purposes of the following provision, the date upon which any person or group of associated persons acting in concert becomes a direct or indirect owner of shares of stock of the Company representing an aggregate of 50% or more of the votes then entitled to be cast at an election of directors of the Company. Within 90 days after such change in control, Mr. Flournoy may terminate his employment and the Bank must pay him an amount equal to one and one-half times the rate of his regular annual compensation as in effect immediately prior to such change in control. Any severance payments to Mr. Flournoy must be paid in a lump sum no later than March 15 of the calendar year following the calendar year of Mr. Flournoy’s termination.

The Severance Agreement will remain in effect for three years and will automatically renew for an additional three years on each anniversary, unless Mr. Flournoy is otherwise notified to the contrary 30 days prior to such anniversary by the Bank, in which case the Severance Agreement will terminate two years from such anniversary.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1	Severance Protection Agreement, dated June 24, 2009, by and between First Bank of Georgia and Thomas J. Flournoy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA-CAROLINA BANCSHARES, INC.

By: /s/ Remer Y. Brinson III
Remer Y. Brinson III
President and Chief Executive Officer

Dated: June 26, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Protection Agreement, dated June 24, 2009, by and between First Bank of Georgia and Thomas J. Flournoy